As filed with the Securities and Exchange Commission on June 29, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEIN MART, INC.

(Exact name of registrant as specified in its charter)

Florida	64-0466198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Riverplace Blvd. Jacksonville, FL	32207
(Address of Principal Executive Offices)	(Zip Code)

Stein Mart, Inc. 2018 Omnibus Incentive Plan

(Full title of the plan)

Gregory W. Kleffner

Executive Vice President and Chief Financial Officer

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(Name and address of agent for service)

(904) 346-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	4,100,000 shares	$2.69 (2)	$11,029,000.00	$1,373.11
Common Stock, $0.01 par value	4,186,234 shares (3)	$2.69 (2)	$11,260,969.46	$1,401.99

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock that become issuable under the Stein Mart, Inc. 2018 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(h)(1) under the Securities Act, the offering price per share and aggregate offering price per share are based upon the average of the high and low sales prices of the Registrant’s common stock on June 27, 2018, as reported on the NASDAQ Global Select Market.
(3)	Represents 4,186,234 shares of common stock (the “Outstanding Award Shares”) that are subject to awards that were previously granted under the Stein Mart, Inc. 2001 Omnibus Plan (the “2001 Plan”). Pursuant to Section 4.1 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards expire, terminate or are canceled or forfeited pursuant to the terms of the 2001 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement on Form S-8 omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus for the Stein Mart, Inc. 2018 Omnibus Incentive Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE INFORMATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Stein Mart, Inc. (the “Company”) with the Commission are hereby incorporated into this Registration Statement by reference as of their date of filing with the Commission:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the Commission on May 4, 2018;

•	All other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since February 3, 2018; and

•	The description of the Company’s common stock contained under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (File No. 0-20052) filed under the Securities Exchange Act of 1934 (the “Exchange Act”).

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and shall be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Persons and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporations Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article 9 of the Company’s Bylaws provides that the Company shall indemnify directors and officers to the fullest extent permitted or required by the Florida Act, including any amendments thereto to the extent that such amendments permit or require the Company to provide broader indemnification rights than prior to such amendment. In addition, the Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. The Indemnification Agreements entitle directors who also serve as officers of the Company to indemnification for liabilities arising out of their services as officers as well as directors.

The registrant has a standard policy of directors’ and officers’ liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Bradley Arant Boult Cummings LLP.

10.1	Stein Mart, Inc. 2018 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 26, 2018.

23.1	Consent of KPMG LLP.

23.2	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 29, 2018.

STEIN MART, INC.

By:	/s/ D. Hunt Hawkins
D. Hunt Hawkins
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 29, 2018.

/s/ Jay Stein	/s/ Thomas L. Cole
Jay Stein	Thomas L. Cole
Chairman of the Board	Director

/s/ D. Hunt Hawkins	/s/ Timothy Cost
D. Hunt Hawkins	Timothy Cost
Chief Executive Officer and Director	Director

/s/ MaryAnne Morin	/s/ Lisa Galanti
MaryAnne Morin	Lisa Galanti
President and Director	Director

/s/ Gregory W. Kleffner	/s/ Mitchell W. Legler
Gregory W. Kleffner	Mitchell W. Legler
Executive Vice President and Chief Financial Officer	Director

/s/ E. Chantelle Quick	/s/ Richard L. Sisisky
E. Chantelle Quick	Richard L. Sisisky
Senior Vice President and Controller	Director

/s/ Irwin Cohen	/s/ Burton M. Tansky
Irwin Cohen	Burton M. Tansky
Director	Director